Exhibit 4.4

SCORE MEDIA AND GAMING INC.

AMENDED AND RESTATED EMPLOYEE SHARE PURCHASE PLAN

Last Update: November 25, 2020

Article 1 - Purpose

1.1        The purpose of this Plan is to provide Employees with an opportunity to participate in the ownership of the Company on an ongoing basis through purchases of Equity Shares using Personal Contributions made by the Employees and Company Contributions made by the Company (or any Participating Subsidiary). This Plan is established effective October 19, 2012, as updated from time to time. Capitalized terms used in this Section 1.1 and throughout this document have the meanings given to such terms in Section 2.1.

Article 2 - Definition

2.1        In this Plan, unless the context otherwise requires:

(a)	“Administrative Agent” means Computershare Trust Company of Canada or such other service provider as may from time to time be appointed by the Company and with whom the Company enters into a services agreement with respect thereto;

(b)	“Board” means the board of directors of the Company;

(c)	“Business Day” means a day on which chartered banks in Canada are open for business in Toronto, Ontario;

(d)	“Company” means Score Media and Gaming Inc. and its successors;

(e)	“Company Contributions” means contributions made by the Company or any Participating Subsidiary to the Plan;

(f)	“Consultant” means a person, other than an employee, executive officer, or director of the Company or any Participating Subsidiary, that (i) is engaged to provide services to the Company or a Participating Subsidiary, (ii) provides the services under a written contract with the Company or a Participating Subsidiary, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Participating Subsidiary, and includes (x) for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner, and (y) for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Participating Subsidiary;

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(g)	“Contribution Period” means the period beginning on any Pay Day and ending on the day previous to the next Pay Day;

(h)	“Contribution Rate” of a Participant means the percentage of Eligible Earnings of such Participant to be contributed to the Plan in accordance with Section 5.1 or 5.2;

(i)	“Eligible Earnings” means, in respect of (i) an Employee (other than a Non-Employee Board Member or a Consultant), the Employee’s regular bi-monthly gross salary but does not include any overtime remuneration or taxable benefits or any bonuses, (ii) a Non-Employee Board Member, the fees paid (to a maximum of $2,500 in any Plan Year) to such person as compensation for serving in that capacity, and (iii) a Consultant, the fees paid to such person for providing services to the Company or a Participating Subsidiary;

(j)	“Employee” means an officer of the Company, a Non-Employee Board Member, a Consultant, a regular full-time employee of the Company or a Subsidiary, a part-time employee of the Company or a Subsidiary who works a minimum of 25 hours per week and may, at the discretion of the Company or the relevant Subsidiary (subject to Article 12 and Article 13), include an employee who is on long-term or short-term disability leave (including any period of rehabilitation), maternity or parental leave or other leave of absence from the Company or the relevant Subsidiary, but does not include a temporary full-time or part-time employee of the Company or a Subsidiary, a part-time employee of the Company or a Subsidiary who works less than 25 hours per week;

(k)	“Equity Shares” means Class A Subordinate Voting Shares of the Company;

(l)	“IFRS” means the International Financial Reporting Standards as announced by the International Accounting Standards Board;

(m)	“Maximum Annual Company Contribution” has the meaning ascribed thereto in Section 7.1;

(n)	“Non-Employee Board Member” means a member of the Board or the board of directors of a Subsidiary who is not also a regular full-time employee of the Company or the relevant Subsidiary;

(o)	“Participant” means an Employee who has enrolled in the Plan and who has not terminated his or her participation in the Plan, all in accordance with the provisions hereof and includes, as applicable, any U.S. Participants;

(p)	“Participating Subsidiary” means any Subsidiary that at the request of the Company participates in this Plan and makes Company Contributions in respect of its Employees;

(q)	“Pay Day” means, in respect of (i) an Employee (other than a Non-Employee Board Member or a Consultant), the bi-monthly date upon which the Employee is paid his or her Eligible Earnings by the Company or the relevant Subsidiary, being the 15th and 30th day of each month, and (ii) a Non-Employee Board Member or Consultant, the date on which such person is paid his or her Eligible Earnings by the Company or the relevant Subsidiary;

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(r)	“Personal Account” means any account maintained for record keeping purposes by the Administrative Agent in the name of a Participant for Personal Contributions made by such Participant and Company Contributions allocated to such Participant, Equity Shares (vested and unvested) purchased therewith and income earned thereon, any other funds belonging to such Participant;

(s)	“Personal Contributions” means the cash contributions made by a Participant under this Plan;

(t)	“Plan” means this Amended and Restated Employee Share Purchase Plan and Appendix A, as they may be amended from time to time;

(u)	“Plan Year” means any year during which the Plan is in force, which year will be deemed to commence on March 1 in each calendar year and terminate on February 28 of the following calendar year;

(v)	“Post-Suspension/Termination Waiting Period” means, in respect of any Participant whose participation in the Plan was suspended or terminated and who subsequently resumes participation in the Plan or re-enters the Plan, as the case may be, continuous enrolment in the Plan again without suspension or termination for one year following such resumption or re-entry;

(w)	“Purchase Date” means any date on which the Administrative Agent purchases Equity Shares under this Plan;

(x)	“Regulation S” means, Regulation S promulgated under the United States Securities Act of 1933, as amended;

(y)	“Subsidiary” means any subsidiary of the Company within the meaning of the National Instrument 45-106 – Prospectus Exemptions;

(z)	“Suspension Date” has the meaning set out in Section 11.1;

(aa)	“U.S. Participant” means an Employee (other than a Consultant) that is a resident of the United States or is otherwise subject to United States securities laws and who is enrolled in the Plan and who has not terminated his or her participation in the Plan, all in accordance with the provisions hereof and subject to Appendix A hereto;

(bb)	“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia; and

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(cc)	“Withdrawal Date” has the meaning set out in Section 10.2.

2.2        Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a male person include a female person and a corporation and other bodies corporate.

2.3        The division of the Plan into Articles and Sections is for convenience of reference only and does not affect the construction or interpretation of the Plan. The terms “hereof”, “hereunder” and similar expressions refer to the Plan and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of the Plan.

2.4        The Plan with respect to U.S. Participants is subject to the terms contained herein and the terms set forth in Appendix A.

Article 3 - Eligibility

3.1        Any Employee, unless excluded from participation in the Plan by the Company, may become a Participant or if applicable, a U.S. Participant, at any time with effect from the Pay Day next following March 1, June 1, September 1, or December 1 in any Plan Year. For greater clarity, any person resident in the United States or otherwise subject to United States securities laws will be excluded from participation unless they qualify as a U.S. Participant.

Article 4 - Enrolment in the Plan

4.1        To enroll in the Plan, an Employee must, at least 15 days before the Pay Day next following March 1, June 1, September 1, or December 1 in any Plan Year on which Personal Contributions are to begin, complete and submit to the Human Resources Department of the Company, the appropriate enrolment form (a) authorizing the Company or the relevant Subsidiary to deduct from the Employee’s Eligible Earnings the amount designated by the Employee in accordance with Section 5.1 until such authorization shall be revised, revoked or terminated, and (b) pursuant to which the Employee shall agree to the terms and conditions of the Plan.

4.2        All funds and Equity Shares purchased with Personal Contributions, Company Contributions and income therefrom held by the Administrative Agent pursuant to the Plan shall be held in its capacity as custodian in segregated accounts for the individual Participants. A Participant shall be the beneficial owner of all vested Equity Shares purchased on his or her behalf by the Administrative Agent with Personal Contributions and Company Contributions.

Article 5 - Personal Contributions

5.1        A Participant who has elected to make Personal Contributions and has not suspended contributions shall make Personal Contributions to the Plan of not less than 1% and not more than 5% of his or her Eligible Earnings (the “Contribution Rate”), as specified by the Participant in his or her enrolment form or in any written notice provided by the Participant pursuant to Section 5.3 (or, in the case of a Non- Employee Board Member, $2,500). The Company or the relevant Subsidiary shall deduct on each Pay Day from each Participant’s net pay the amount of that Participant’s Personal Contributions and hold such amount as custodian for the benefit of the Participant until paid over to the Administrative Agent pursuant to Section 6.2.

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5.2        For a U.S. Participant, the Participant’s Personal Contributions are subject to the contribution limits set forth in Sections 1.1 and 1.2 of Appendix A.

5.3        A Participant may change the amount of his or her Personal Contributions only once in a Plan Year (unless the Company otherwise agrees) by giving written notice of the change to the Company, using the appropriate Company form, prior to February 15 in any Plan Year, which change will be effective commencing on the Pay Day next following March 1 of the next Plan Year.

Article 6 - Personal Accounts and Personal Contributions

6.1        The Administrative Agent shall establish a Personal Account for each Participant and, if requested in writing by the Participant a second Personal Account designated as an RRSP account, and shall record in each Personal Account the amount of all Personal Contributions made by the Participant and the amount of all Company Contributions allocated to the Participant and the number of Equity Shares purchased by the Administrative Agent for that Personal Account with such Personal Contributions and Company Contributions.

6.2        On the Business Day following each Pay Day, the Company shall deposit with the Administrative Agent the aggregate amount of all Personal Contributions deducted by the Company and the Subsidiaries pursuant to Section 5.1 on the immediately preceding Pay Day, and shall advise the Administrative Agent of the respective Personal Contributions received from each Participant.

6.3        The Administrative Agent shall allocate and record in each Participant’s Personal Account the amount of that Participant’s Personal Contributions upon receipt of such amounts and advice from the Company as to amount thereof to be allocated and recorded in each Participant’s Personal Account. With respect to U.S. Participants, this Section 6.3 is subject to the contribution limits set forth in Sections 1.1 and 1.2 of Appendix A.

6.4        Participants may, by written notice to the Company, allocate any portion of their Personal Contributions and/or their Company Contributions to their Personal Account designated as an RRSP account. Participants will be responsible by ensuring compliance with all contribution limit rules applicable to the RRSP accounts and neither the Company nor the Administrative Agent shall have any responsibility or liability with respect to compliance with or monitoring of such rules.

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Article 7 - Company Contributions

7.1        The maximum aggregate amount of Company Contributions that a Participant is entitled to receive in any Plan Year in which the Participant made a Personal Contribution is an amount equal to 5% of such Participant’s Eligible Earnings for such year (or, in the case of a Non-Employee Board Member, $2,500) (the “Maximum Annual Company Contribution”). The Company (for the benefit of its own Employees and as agent for any Participating Subsidiary in respect of its Employees) shall not be required to make any further Company Contribution pursuant to Section 7.2 in any Plan Year for the benefit of any Participant who has reached his or her Maximum Annual Company Contribution for the Plan Year. With respect to U.S. Participants, the Maximum Annual Company Contribution is subject to the contribution limits for Company Contributions set forth in Sections 1.1 and 1.2 of Appendix A.

7.2        On each Pay Day the Company (for the benefit of its own Employees and as agent for any Participating Subsidiary in respect of its Employees) shall make for the benefit of each Participant from whose net pay a Personal Contribution was deducted on such Pay Day, a Company Contribution equal to the amount of such Personal Contribution; provided, however, that the Company (for the benefit of its own Employees and as agent for any Participating Subsidiary in respect of its Employees) shall not be required to deposit any Company Contribution under this Section 7.2 for the benefit of any Participant who has reached his or her Maximum Annual Company Contribution for the Plan Year that includes such Pay Day. With respect to U.S. Participants, this Section 7.2 is subject to the contribution limits for Company Contributions set forth in Sections 1.1 and 1.2 of Appendix A.

7.3        The Company shall deposit (for the benefit of its own Employees and as agent for any Participating Subsidiary in respect of its Employees) Company Contributions as required to be made pursuant to Section 7.2 with the Administrative Agent on the Business Day following each Pay Day and, at the same time, shall advise the Administrative Agent of the amount of Company Contributions to be allocated to and recorded in each Participant’s Personal Account.

7.4        Personal Contributions and Company Contributions not made or received, as the case may be, during any period of suspension provided for under this Plan shall not be accumulated or carried forward for a subsequent Contribution Period or Plan Year, as the case may be. During such a period of suspension, a Participant shall continue to be a member of the Plan for all purposes other than the making of Personal Contributions or the receiving of Company Contributions until that Participant withdraws pursuant to Article 14 or terminates his or her participation pursuant to Article 15; provided, however, that for the purpose of determining whether a Participant has been continuously enrolled in this Plan without suspension or termination for one year (including for any Post-Suspension/Termination Waiting Period), no Participant will be credited for any time prior to such period of suspension during which he or she participated in the Plan unless such suspension resulted from the Participant being on maternity or parental leave or long-term or short term disability leave (including any period of rehabilitation) pursuant to Article 12 and Article 13 as the case may be.

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Article 8 - Investment of Funds

8.1        Subject to Section 8.4, the Administrative Agent shall use all funds received by it from Personal Contributions and Company Contributions, as well as all income thereon received by it, including any cash dividends paid on the Equity Shares held on record by the Administrative Agent for and on behalf of each Participant, to purchase Equity Shares through normal market facilities or by matching purchase requirements with Participant sales/withdrawal instructions.

8.2        Subject to Section 8.4, following receipt of Personal Contributions and Company Contributions deposited pursuant to Sections 6.2 or 7.3, the Administrative Agent shall purchase such number of Equity Shares as will exhaust all Personal Contributions and Company Contributions received for the preceding Contribution Period from all Participants under the Plan.

8.3        Subject to Section 8.4, following the end of each Contribution Period, the Administrative Agent shall allocate the Equity Shares purchased by the Administrative Agent with Personal Contributions and Company Contributions, on a full and fractional share basis, as appropriate, to the Personal Account of each Participant in proportion to his or her respective Personal Contributions or in proportion to the Company Contributions allocated to him or her. Except where the Administrative Agent is unable to purchase a sufficient number of Equity Shares, the Administrative Agent shall ensure that the amounts of all Personal Contributions and Company Contributions received by it are used to purchase Equity Shares.

8.4        If, for any reason, the Administrative Agent is unable to purchase a sufficient number of Equity Shares on a Purchase Date to exhaust all Personal Contributions or Company Contributions received by it in respect of the preceding Contribution Period, the Administrative Agent shall purchase Equity Shares as they become available and shall allocate the Equity Shares so purchased to Participants’ Personal Accounts in order of the Contribution Period in respect of which the Personal Contributions and Company Contributions, respectively, or income thereon, were received by the Administrative Agent.

8.5        All rights, warrants or other securities distributed by the Company to all or substantially all of the holders of Equity Shares and received by the Administrative Agent on account of Equity Shares held by it pursuant to the Plan shall be sold by the Administrative Agent on behalf of the Participants. The proceeds from the sale of any such securities and any dividends received by the Administrative Agent for Equity Shares held pursuant to the Plan shall be used to purchase additional Equity Shares which shall be allocated to the respective Participant’s Personal Account in proportion to the number of Equity Shares in his or her Personal Account on the relevant record date.

8.6        The Administrative Agent may, in its discretion, set off purchases and sales of Equity Shares such that only a net purchase or a net sale is required at any time. Where, as a result of such set off, the Administrative Agent is not required to purchase or sell any Equity Shares, the price of the Equity Shares to be sold or purchased on that date for purposes of this Plan shall be the closing price of the Equity Shares on the TSX on the last trading day preceding the intended purchase or sale. For all other purchases of Equity Shares, the price shall be the average price for all Equity Shares purchased in respect of the relevant Contribution Period.

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Article 9 - Registration and Voting

9.1        All the Equity Shares purchased by the Administrative Agent under this Plan shall be registered in the name of the Administrative Agent, or its nominee, on behalf of the Participants. As long as such Equity Shares are governed by the provisions of the Plan, they shall be held by the Administrative Agent on behalf of the Participants as custodian. However, all rights and privileges with respect to the Equity Shares, including voting rights, shall be exercised by the Participants through the Administrative Agent. Equity shares held for the benefit of U.S. Participants will be subject to restrictions on transfer in the United States as set forth in Appendix A.

9.2        The Administrative Agent shall forward to each Participant all the information circulars and other shareholder information, documentation and reports sent by the Company to its shareholders. Prior to all shareholders’ meetings, the Administrative Agent shall provide to the Participant a voting instruction card so that the Participant may indicate thereon his or her directions to the Administrative Agent as to how he or she wishes the Administrative Agent to vote on his or her behalf and the Participant shall return such voting instruction card to the Administrative Agent. Should the Participant fail to provide the Administrative Agent with the voting instruction card, the Administrative Agent shall refrain from voting any Equity Shares credited to the Personal Account of the Participant.

Article 10 - Withdrawals While a Participant

10.1      A Participant may make withdrawals of vested Equity Shares or funds in his or her Personal Account only as set out in this Article 10. No Equity Shares may be withdrawn from a Participant’s Personal Account or otherwise sold, transferred, pledged, charged, mortgaged, hypothecated or in any other way disposed of or encumbered or subjected to the rights of others until such Equity Shares have vested in accordance with Article 18.

10.2     A Participant may, upon notice in writing in accordance with Section 10.3, request that all or a portion of the vested Equity Shares or funds in his or her Personal Account be transferred and issued in his or her name, or except in the case of U.S. Participants, the name of such other person as the Participant may designate in writing, or be sold, as applicable, on or about the next February 28, May 31, August 31, or November 30 to occur in the Plan Year (the “Withdrawal Date”). Any fractional shares credited to the Participant’s Personal Account shall be disregarded on any such transfer or sale and the Participant shall be entitled to receive the cash equivalent thereof. Any transfer or sale of Equity Shares by a participant shall be subject to the provisions of Appendix A.

10.3     A Participant shall give the Administrative Agent notice in writing using the appropriate Company form of any proposed sale or transfer of vested Equity Shares or transfer of funds from his or her Personal Account pursuant to Section 10.2 at least 15 days before the applicable Withdrawal Date. The notice shall also specify such additional information as the Administrative Agent may require.

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10.4     Subject to Section 8.6, the Administrative Agent shall sell the specified number of vested Equity Shares from the Participant’s Account and/or transfer them or the specified amount of funds to the Participant, in each case within five Business Days after the Withdrawal Date. The net proceeds of any such sale will be transferred as soon as practicable to the Participant or such other person or financial institution as the Participant may designate in writing.

Article 11 - Suspension of Personal Contributions by Participant

11.1     A Participant may suspend his or her Personal Contributions to the Plan only as set out in this Article 11. A Participant may, upon notice in writing in accordance with Section 11.2, request that his or her Personal Contributions to the Plan be suspended effective on the next February 28, May 31, August 31, or November 30 to occur in the Plan Year (the “Suspension Date”).

11.2     The Participant shall give the Company written notice using the appropriate Company form of the suspension of his or her Personal Contributions pursuant to Section 11.1 at least 10 days before the applicable Suspension Date.

11.3     A Participant who has suspended his or her participation in the Plan pursuant to Section 11.1:

(a)	shall not be entitled to make Personal Contributions again until a period of six months has elapsed from the first Contribution Period following the actual date of his or her suspension of Personal Contributions; and

(b)	shall not be entitled to receive any Company Contributions until the first Contribution Period following the expiry of the Post-Suspension/Termination Waiting Period.

Article 12 - Continuation of Personal Contributions During Long-Term and Short-Term Disability

12.1     A Participant may elect to continue to make Personal Contributions to the Plan while on long-term or short-term disability leave (including any period of rehabilitation) by giving notice of such election to the Company at least 10 days before the disability income payment date on which such election is to take effect.

12.2     While on long-term or short-term disability leave (including any period of rehabilitation) the Contribution Rate selected by the Participant pursuant to Sections 5.1 or 5.2 shall be applied to the total amount of his or her Eligible Earnings, if any, and gross amount of the disability income payable to the Participant under a plan, insurance policy or benefits program maintained by the Company or a relevant Subsidiary or a social security, workers’ compensation or employment or unemployment insurance scheme maintained by a government in Canada.

12.3     Upon return to active employment, the Participant’s Contribution Rate prior to long- term or short-term disability shall be applied to his or her Eligible Earnings.

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Article 13 - Personal Contributions During Maternity or Parental Leave

13.1      A Participant who is on maternity or parental leave may elect to continue to make Personal Contributions based on the Participant’s pre-maternity or pre-parental leave Eligible Earnings pursuant to Section 13.2.

13.2      A Participant who elects to continue Personal Contributions while on maternity or parental leave shall, at least 10 days prior to the commencement of leave, submit a series of post-dated cheques to the Company to cover such Participant’s Personal Contributions during the period of maternity or parental leave.

13.3      Upon return to active employment, the Participant’s Contribution Rate prior to maternity or parental leave shall be applied to the Eligible Earnings.

Article 14 - Automatic Termination of Participation

14.1      A Participant’s participation in the Plan shall terminate if:

(a)	in the case of (i) an Employee (other than a Non-Employee Board Member or a Consultant), the Participant retires or resigns from employment with the Company or the relevant Subsidiary, (ii) a Non-Employee Board Member, the Participant resigns as a director of the Company or the relevant Subsidiary, or (iii) a Consultant, the contract pursuant to which the Participant provides services to the Company or the relevant Subsidiary expires;

(b)	the Participant dies; or

(c)	in the case of (i) an Employee (other than a Non-Employee Board Member or a Consultant), the Participant’s employment with the Company or the relevant Subsidiary is terminated, with or without cause, (ii) a Non-Employee Board Member, the Participant is removed as a director, or (iii) a Consultant, the contract pursuant to which the Participant provides services to the Company or the relevant Subsidiary is breached in any material respect by the Consultant or is terminated.

For greater certainty, if a Participant’s employment is terminated without cause, the Participant’s participation in the Plan shall terminate on the date on which the Participant’s actual and active employment was terminated, not the expiry date of any period of reasonable notice following such termination of the Participant’s employment. Furthermore, under no circumstances shall any Participant be entitled to damages from any person for the loss of additional Equity Shares that could have been purchased on his or her behalf under the Plan had the Participant been given reasonable notice of the termination of the Participant’s employment.

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14.2      A Participant whose participation in the Plan has been terminated as provided in Section 14.1 or his or her personal representative, as the case may be, (i) will forfeit and cease to have any rights in and to any unvested Equity Shares in the Participant’s Personal Account (which Equity Shares the Plan Administrator will sell and the net proceeds of which will be distributed to the Company), and (ii) shall elect to deal with the vested Equity Shares in the Participant’s Personal Account by completing a notice using the appropriate Company form and filing it with the Administrative Agent within 30 days after termination of the Participant’s participation in the Plan (or such longer period as may be specified in any employment or consulting arrangements between the Participant and the Company) requesting that:

(a)	all vested Equity Shares in his or her Personal Account be transferred and issued in his or her name or as directed; or

(b)	all such vested Equity Shares be sold and the net proceeds distributed to the Participant or as directed, such sale or transfer on behalf of a U.S. Participant being subject to the conditions of Appendix A.

14.3      If no notice is filed within 30 days (or such longer period as may be specified in any employment or consulting arrangements between the Participant and the Company) after the termination of a Participant’s participation in the Plan, the Participant or his or her personal representative, as the case may be, shall be deemed to have elected to sell all the vested Equity Shares in the Participant’s Personal Account. The Administrative Agent shall forward the net proceeds from the sale of the vested Equity Shares to the Participant’s address of record within 30 days of the sale, such sale or transfer on behalf of a U.S. Participant being subject to the conditions of Appendix A.

Article 15 - Optional Termination by a Participant

15.1      A Participant may terminate his or her participation in the Plan effective the Pay Day next following February 28 in any given Plan Year by sending a written notice to the Company and the Administrative Agent using the appropriate Company form prior to February 15 of that Plan Year and requesting that:

(a)	all vested Equity Shares in his or her Personal Account be transferred and issued in his or her name or as directed; or

(b)	all vested Equity Shares in his or her Personal Account be sold and the net proceeds distributed to the Participant, such sale or transfer on behalf of a U.S. Participant being subject to the conditions of Appendix A.

All Personal Contributions by and, if applicable, Company Contributions for the benefit of such terminating Participant shall cease effective the Pay Day next following February 28 of the applicable Plan Year. If so requested, the Administrative Agent shall make the necessary arrangements for the issuance and delivery of the appropriate certificate representing the vested Equity Shares in his or her Personal Account to such terminating Participant as soon as possible thereafter. The Administrative Agent shall, if requested, sell all the vested Equity Shares in the Participant’s Personal Account and forward the net proceeds therefor within 15 Business Days of receipt of any notice of termination, such sale or transfer on behalf of a U.S. Participant being subject to the conditions of Appendix A. In all instances, the Participant shall receive the cash equivalent for any fractional Equity Share credited to his or her Personal Account.

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15.2      Any Participant who has terminated his or her participation in the Plan pursuant to Section 15.1 shall not be permitted to enroll and become a Participant in the Plan or entitled to make Personal Contributions until a period of one year has elapsed since his or her termination of participation. An Employee who has re-entered the Plan one year or more after the date of termination of his or her previous participation in the Plan in accordance with this Section 15.2 shall not be entitled to receive any Company Contributions until the first Contribution Period following the expiry of the Post-Suspension/Termination Waiting Period.

Article 16 - Prohibition of Assignment of Interest

16.1     All rights of participation in the Plan are personal and no assignment or transfer of any Participant’s rights to or interest in the Equity Shares held by the Administrative Agent under the Plan will be permitted or recognized except as expressly provided in this Plan.

Article 17 - Taxes

17.1      The Participant shall be responsible for paying all income and other taxes applicable to transactions involving the Equity Shares held by the Administrative Agent on his or her behalf, including, without limitation, any taxes properly payable by the Participant on:

(a)	Company Contributions allocated to the Participant’s Personal Account;

(b)	the transfer of Equity Shares to the Participant or a person designated by the Participant;

(c)	the sale or other disposition of Equity Shares of a Participant; and

(d)	dividends paid on the Equity Shares.

17.2      The Company, a Participating Subsidiary or the Administrative Agent, as the case may be, is authorized to deduct from any amounts payable to a Participant hereunder any amounts which are required by law to be withheld on account of taxes.

Article 18 - Vesting

18.1      In respect of each Participant:

(a)	who has been continuously enrolled in the Plan without suspension or termination for at least one year, or

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(b)	who has resumed participation in the Plan after a period of suspension provided hereunder or who has re-entered the Plan after having previously terminated his or her participation in the Plan and the applicable Post-Suspension/Termination Waiting Period has expired, all Equity Shares purchased by the Administrative Agent with (i) the Personal Contributions of such Participant, and (ii) the Company Contributions allocated to such Participant equal to 100% of such Personal Contributions shall be immediately vested in such Participant.

18.2      In respect of each Participant:

(a)	who has been continuously enrolled in the Plan without suspension or termination for less than one year, or

(b)	who has resumed participation in the Plan after a period of suspension provided hereunder or who has re-entered the Plan after previously terminating his or her participation in the Plan but the applicable Post-Suspension/Termination Waiting Period has not yet expired, all Equity Shares purchased by the Administrative Agent with (i) the Personal Contributions of such Participant shall be immediately vested in such Participant, and (ii) in respect of each U.S. Participant, the Company Contributions allocated to such U.S. Participant equal to 100% of such Personal Contributions shall be immediately vested in such U.S. Participant.

18.3      Notwithstanding any other provision of this Plan, if there is:

(a)	a merger, amalgamation, combination, arrangement or other transaction that results in the acquisition of substantially all of the Company’s outstanding shares by a single person, entity or group of persons or entities acting in concert,

(b)	the sale or transfer of all or substantially all of the assets of the Company, or

(c)	a reorganization or liquidation of the Company,

the Board, upon written notice to all Participants, may provide that all unvested Equity Shares will vest in all Participants effective immediately prior to or at any time following the consummation of any such transaction.

Article 19 - Offer for Equity Shares of the Company

19.1      In the event that, at any time, a take-over bid is made, or a merger, plan of arrangement or other transaction is formally proposed to all holders of Equity Shares, notice thereof shall be given by the Administrative Agent to each Participant consistent with any notice given to registered shareholders and in the case of U.S. Participants, subject to any limitations imposed in any such notice on distributing such notice into the United States.

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Article 20 - Amendment or Termination of the Plan

20.1      The Company may at any time or from time to time amend or terminate this Plan in whole or in part. However, the Company may not amend or terminate this Plan in a manner which would deprive a Participant of any benefits that have accrued to the date of amendment or termination or which would cause or permit any Equity Shares or cash held pursuant to the Plan or any Personal Contributions or Company Contributions to revert to or become the property of the Company.

20.2      If the Company proposes to terminate the Plan, the Company shall give notice to all Participants and, subject to Section 20.3, all Equity Shares and cash belonging to a Participant as shown in the Participant’s Personal Account shall be transferred and paid to the Participant or as directed by the Participant, within 30 days of the termination of the Plan.

20.3      If, in connection with the termination of the Plan, the Plan is replaced with a substantially similar plan, all Equity Shares and cash belonging to a Participant shall be transferred to such replacement plan, subject to such transfer not giving rise to any adverse tax consequences, unless the Participant completes a notice in the prescribed form requesting such Equity Shares to be transferred or sold in accordance with Article 10 and files it with the Company no fewer than 10 days prior to termination of the Plan.

Article 21 - Administration and Payment of Expenses and Brokerage Fees

21.1      The Company shall have full power and authority to construe, interpret and administer the Plan, including the power to appoint any person or persons to carry out its provisions in conformity with the objectives of the Plan and under such rules as the Company may from time to time establish. Decisions of the Company shall be final and binding upon the Employees, Participants and the U.S. Participants.

21.2      The Company has entered into a services agreement with the Administrative Agent of the Plan. A copy of the services agreement is available for inspection in the Company’s offices.

21.3      The Company may from time to time enter into such further agreements with the Administrative Agent or other parties as it may deem necessary or desirable to carry out this Plan.

21.4      The Company will provide a copy of the Plan to any Participant who requests a copy and will provide a copy to all U.S. Participants.

21.5      Records of the Administrative Agent and the Company will be conclusive as to all matters involved in administration of the Plan.

21.6      Except as set out in Section 21.7, all costs and expenses of administering the Plan, including the Administrative Agent’s compensation, will be paid by the Company.

21.7      On any sale of Equity Shares, the Company is authorized to deduct any applicable taxes from any amounts payable to the Participant following a sale of that Participant’s Equity Shares.

theScore – Amended and Restated Employee Share Purchase Plan

21.8      On any purchase of Equity Shares pursuant to the Plan, the Company shall be responsible for paying any applicable brokerage amounts relating to such purchase.

21.9      On any sale of Equity Shares pursuant to the Plan, the Employee shall be responsible for paying any applicable brokerage amounts relating to such sale and the Administrative Agent shall be entitled to deduct any such brokerage amounts from the proceeds of such sale.

Article 22 - Reporting

22.1      As soon as possible after the end of each calendar quarter, the Administrative Agent shall furnish by mail or otherwise to each Participant a written statement(s) of his or her Personal Account. Unless written notice to the contrary is received by the Administrative Agent within 60 days after the mailing or delivery of such statement(s) to the Participant, such statement shall be conclusively deemed to be correct and the Administrative Agent shall be relieved of liability for any error contained therein or disclosed thereby.

22.2      The Administrative Agent shall prepare and send to such Participants the appropriate tax slips as required by the Canada Revenue Agency, or its successor, in respect of the Plan.

Article 23 - Limitation of Rights of the Employee

23.1      This Plan is a voluntary program on the part of the Company and shall not constitute an inducement to or condition of the employment of any Employee. Nothing contained in this Plan shall give any Employee, whether a Participant, or not, the right to be retained in the service of the Company or shall interfere with the right of the Company to discharge any Employee whether a Participant or not at any time. Enrolment in this Plan will not give any Participant or beneficiary of any Participant any right or claim to any benefit except to the extent provided for in the Plan.

23.2      Neither the Company nor the Administrative Agent shall be liable to any Employee for any loss resulting from a decline in the market value of any Equity Shares purchased by the Administrative Agent. Neither the Company nor the Administrative Agent shall be liable to any Employee for any change in the market price of the Equity Shares between the time Personal Contributions or Company Contributions by or in respect of such Employees were made and the time such purchase or sale takes place.

23.3      The availability of this Plan is subject to its affordability for the Company on a consolidated basis as determined by the Board annually or at such other interval as the Board may decide.

Article 24 - Administrative Agent

24.1      The Administrative Agent has agreed to act and shall hold office until otherwise determined by the Company. In the event of the resignation of the Administrative Agent, its successor shall be appointed by the Company. Any successor Administrative Agent shall be vested with all the powers, rights, duties and immunities of the Administrative Agent hereunder to the same extent as if originally named as the Administrative Agent.

theScore – Amended and Restated Employee Share Purchase Plan

24.2      The Administrative Agent shall only be liable for its own negligence, willful misconduct or fraud in the performance of its duties under the Plan.

Article 25 - Insider Trading Laws and Policy

25.1      Any determination to make, suspend or alter contributions pursuant to this Plan or sell Equity Shares acquired pursuant to this Plan is subject to applicable securities laws and stock exchange rules and the insider trading policy of the Company.

Article 26 - Subdivision, Consolidation, etc.

26.1      In the event that the Equity Shares of the Company are subdivided, consolidated, converted or reclassified by the Company, or any action of a similar nature affecting such Equity Shares shall be taken by the Company, then the Equity Shares held in Personal Accounts shall be adjusted in like manner.

Article 27 - Applicable Laws

27.1      The Plan shall be construed and the rights and obligations of the parties hereunder determined in accordance with the laws of the Province of Ontario.

theScore – Amended and Restated Employee Share Purchase Plan

APPENDIX A

SPECIAL PLAN RESTRICTIONS RELATING TO U.S. PARTICIPANTS

Article 1: Limitations on Personal and Company Contributions

1.1        The amount of the Personal and Company Contributions for U.S. Participants for any given Pay Day are limited by the aggregate value of Equity Shares purchased under the Plan by the Administrative Agent in any consecutive 12-month period on behalf of all U.S. Participants combined to the greatest of:

(a)	USD $1,000,000;

(b)	15% of the Total assets of the Company measured at the Company’s most recent balance sheet date (if no older than its last fiscal year end); and

(c)	15% of the outstanding amount of the class of Equity Shares purchased pursuant to the Plan measured at the Company’s most recent balance sheet date (if no older than its last fiscal year end).

1.2        In the event the Personal and Company Contributions for the U.S. Participants in any given consecutive 12-month period as measured on any given Pay Day combined with the Personal and Company Contributions for that Pay Day (the “Aggregate Contributions”) will result in the value of Equity Shares purchased under the Plan in the consecutive 12-month period prior to and including the Pay Day exceeding the limitations set forth in Section 1.1, the Personal and Company Contributions for all U.S. Participants for that Pay Day will be reduced pro rata until the Aggregate Contributions does not exceed the limitations set forth in Section 1.1.

1.3        Prior to each Pay Day, the Administrative Agent will calculate the Personal and Company Contributions available for the U.S. Participants during the Contribution Period in which the Pay Day is a part, subject to Section 1.1.

Article 2: Company Information Obligations

2.1        In the event the aggregate value of the Equity Shares purchased under the Plan for U.S. Participants during any consecutive 12-month period exceeds or is likely to exceed USD $5,000,000, the Company will provide to the Administrative Agent for distribution to each U.S. Participant:

(a)	A summary of the material terms of the Plan;

(b)	Information about the risks associated with an investment in the Company; and

(c)	Financial statements prepared under IFRS without reconciliation to U.S. GAAP. The financial statements will include a balance sheet as of a date within 180 days of the issuance of the securities under the Plan, along with statements of income, cash flows and stockholder’s equity for two complete fiscal years and for any interim period from the end of the last fiscal year to the balance sheet date.

theScore – Amended and Restated Employee Share Purchase Plan

Such information shall be provided to U.S. Participants in a reasonable period of time before any purchases of Equity Shares under the Plan.

Article 3: Resale Limitations

3.1        Equity Shares acquired by U.S. Participants in accordance with the Plan are “restricted” securities and may not be resold in the United States without registration or an exemption from registration. The Administrative Agent shall not undertake to sell or transfer Equity Shares purchased in accordance with the Plan on behalf of any U.S. Participant except: (i) to the Company; (ii) outside the United States in an “offshore transaction” meeting the requirements of Rule 904 of Regulation S, if available, and in compliance with applicable local laws and regulations; (iii) in compliance with the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with any applicable securities or “blue sky” laws of any state of the United States; or (iv) in a transaction that does not require registration under the U.S. Securities Act or any applicable laws and regulations governing the offer and sale of securities of any state of the United States. In relation to any such transfer or sale, the Administrative Agent will submit such transfer or sale request plus all supporting documentation required, including in the case of (ii) the Declaration for Removal of Legend set forth as Exhibit A hereto and in the case of (iii) and (iv) an opinion of counsel of recognized standing in the form and substance reasonably acceptable to the Company to such effect, to the Company for review and approval, the approval of the Company being sufficient for the Administrative Agent to fulfill its obligations hereunder.

3.2        In the event a U.S. Participant receives Equity Shares purchased under the Plan in certificated form whether by distribution or otherwise, or receives certificates issued in exchange for or in substitution of the foregoing, until such time as is no longer required under the applicable requirements of the United States securities laws or applicable securities laws of any state of the United States, will bear, on the face of such certificate, the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF SCORE MEDIA AND GAMING INC. (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT; (B) TO THE COMPANY; (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ALL LOCAL LAWS AND REGULATIONS; (D) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES; OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND, IN THE CASE OF PARAGRAPH (D) OR (E), THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.

the Score – Amended and Restated Employee Share Purchase Plan

3.3        If the Equity Shares purchased in accordance to the Plan are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S at a time when the Company is a “foreign issuer” as defined in Regulation S at the time of sale, the legend set forth in Section 3.2 above may be removed by providing an executed declaration to the Company and its transfer agent, in substantially the form set forth as Exhibit A to this Appendix A.

Article 4: Additional Restrictions for California Residents

4.1        In addition to the provisions set forth in the Plan and this Appendix A to the Plan, California residents are subject to the additional limitations set forth in Attachment A.

theScore – Amended and Restated Employee Share Purchase Plan

ATTACHEMENT A TO APPENDIX A

This Attachment A to Appendix A of the Plan shall have application only to U.S. Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in this Attachment. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all securities granted to residents of the State of California, until such time as the securities become a “listed security” under the United States Securities Act of 1933, as amended, or otherwise qualify for an exemption from the applicable provisions of the California Code:

1.          The maximum number of Equity Shares that may be allotted for purchase under the Plan and Appendix A with respect to U.S. Participants that are California residents is 1,000,000.

2.          The rights to acquire Equity Shares pursuant to the terms of the Plan and Appendix A are nontransferable. Notwithstanding the preceding sentence, the rights to acquire securities pursuant to the terms of the Plan and Appendix A are transferable to the extent such transfer is permitted by the terms of the Plan and Appendix A in relation to a transfer by will, by the laws of descent and distribution, to a revocable trust or as permitted by Rule 701 of the United States Securities Act of 1933, as amended.

3.          There will be a proportionate adjustment of the number of Equity Shares allocated to any U.S. Participant that is a California resident in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the issuer’s equity securities without the receipt of consideration by the Company, of or on the Company’s class of securities subject to this purchase right.

4.          The Equity Shares purchased under the Plan and Appendix A must be purchased within 10 years from the date the Plan is adopted or the Plan is approved by the Company’s shareholders, whichever is earlier.

5.         The Plan and any appendices and attachments thereto shall be approved by a majority of the outstanding securities entitled to vote by the later of (1) within 12 months before or after the plan is adopted or the date the agreement is entered into or (2) prior to the issuance of any security under the Plan in the State of California. Any securities purchased before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained. Provided, however, that so long as the Company remains a foreign private issuer, as defined by Rule 3b-4 of the Securities Exchange Act of 1934, as amended, the Company shall not be required to comply with this subsection provided that the aggregate number of persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements of the Company does not exceed 35.

6.          The Company shall provide annual financial statements of the Company to each U.S Participant that is a California resident. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent theScore – Amended and Restated Employee Share Purchase Plan information; provided however, that this obligation will not exist so long as offers and sales under the Plan continue to comply with Rule 701 of the of the United States Securities Act of 1933, as amended.

theScore – Amended and Restated Employee Share Purchase Plan

EXHIBIT A TO
APPENDIX A

Form of Declaration for Removal of Legend

TO:     SCORE MEDIA AND GAMING INC. (the “Company”)

The undersigned (A) acknowledges that the sale of the securities of the Company to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not (a) an “affiliate” of the Company (as that term is defined in Rule 405 under the U.S. Securities Act) (b) a “distributor” as defined in Regulation S or (c) an affiliate of a distributor; (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of a “designated offshore securities market” as defined in Regulation S and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U. S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated _______________________,20__.

X
Signature of individual (if purchaser is an individual)

X
Authorized signatory (if purchaser is not an individual)

Name of Purchaser (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

theScore – Amended and Restated Employee Share Purchase Plan